                                                                    EXHIBIT 12.1

                         LIONS GATE ENTERTAINMENT CORP.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         FIVE YEARS ENDED MARCH 31, 2004
              (AMOUNTS IN THOUSANDS, EXCEPT RATIOS AND WHERE NOTED)

                                                             FISCAL YEAR ENDED MARCH 31,
                                          2004            2003           2002           2001            2000
                                        ---------        -------       --------        -------        -------
                                            $               $              $              $               $
EARNINGS:
Income (loss) before income taxes,
   excluding equity interests in
   unconsolidated subsidiaries,
   gain on dilution of investment
   in a subsidiary and minority
   interests in consolidated
   subsidiaries                         (105,757)         3,082        (14,064)        10,739          2,549
Interest capitalized                      (1,700)        (1,000)        (2,900)        (1,500)        (2,447)
Fixed charges                             18,625         12,072         13,901         10,281          6,399
                                        --------         ------        -------         ------         ------
TOTAL EARNINGS                           (88,832)        14,154         (3,063)        19,520          6,501
                                        ========         ======         ======         ======          =====

FIXED CHARGES:
Interest expense, amortization of
   deferred financing costs and
   accretion on subordinated notes        16,058         10,339         10,128          8,116          3,522
Estimate of interest within rent
   expense                                   867            733            873            665            430
Interest capitalized                       1,700          1,000          2,900          1,500          2,447
                                        --------         ------        -------         ------         ------
TOTAL FIXED CHARGES                       18,625         12,072         13,901         10,281          6,399
                                        ========         ======         ======         ======          =====

RATIO OF EARNINGS TO FIXED CHARGES          -(1)           1.17           -(2)           1.90           1.02
                                        ========         ======         ======         ======          =====

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(1)      Earnings were insufficient to cover fixed charges by $107,457.
(2)      Earnings were insufficient to cover fixed charges by $16,964.